Exhibit 99

For immediate release:	Media Contact:
June 18, 2008	Chris Loder
(212) 733-7897
Investor Contact:
Suzanne Harnett
(212) 733-8009

PFIZER AND RANBAXY SETTLE
LIPITOR PATENT LITIGATION WORLDWIDE
- - -
Ranbaxy to Receive License in U.S. on November 30, 2011;
Pfizer to Host Conference Call Today at 9 a.m. EDT

NEW YORK, June 18 -- Pfizer Inc announced today that it has entered into an agreement with generics manufacturer Ranbaxy Laboratories Ltd. of India and certain of its affiliates to settle substantially all their patent litigation worldwide involving Lipitor, the world's most-prescribed cholesterol-lowering medicine. Under the terms of the agreement, Ranbaxy will have a license to sell generic versions of Lipitor and Caduet in the United States effective November 30, 2011. Caduet is a medicine that combines the active ingredients of Lipitor and Norvasc and treats both high blood pressure and high cholesterol.

The settlement provides shareholders of Pfizer and Ranbaxy, as well as patients, with substantial certainty regarding the potential date - November 30, 2011 - for entry of a generic version of Lipitor in the United States. In addition, the agreement provides a license for Ranbaxy to sell generic versions of Lipitor on varying dates in seven additional countries: Canada, Belgium, Netherlands, Germany, Sweden, Italy and Australia. Pfizer and Ranbaxy have also resolved their disputes regarding Lipitor in Malaysia, Brunei, Peru and Vietnam.

The lawsuits between Pfizer and Ranbaxy regarding Lipitor and Caduet will be dismissed in the specified countries, and Ranbaxy will no longer contest the validity of Pfizer's patents in the specified countries, including the United States, according to the agreement. The settlement also resolves all patent litigation with Ranbaxy relating to Accupril in the United States and Viagra in Ecuador.

"This agreement is a win-win-win because it is pro-patient, pro-competition and pro-intellectual property," said Ian Read, president of Worldwide Pharmaceutical Operations for Pfizer. "The agreement provides patients with access to a generic product much earlier than if Ranbaxy were unsuccessful in obtaining approval for its product and overcoming the relevant patents. It provides substantial certainty regarding the timing of the entry of a generic version of Lipitor. Finally, the agreement clearly reaffirms the value and importance of intellectual property and this country's well-balanced system of creating incentives to develop innovative medicines while at the same time establishing a strong generic drug business."

"Without patents and rigorous defense of intellectual property rights, innovators would face significant challenges that could inhibit the discovery of new medicines," Mr. Read added.

The settlement provides Ranbaxy with licenses to all the patents it needs to make the generic product and enables Ranbaxy to manufacture and launch a generic version of Lipitor prior to the expiration of the crystalline and amorphous patents.

The Lipitor patents involved in this agreement are the basic compound patent, which expires in the United States in 2010; the enantiomer patent, which expires in the United States in 2011; as well as various process and crystalline form patents, which expire in 2016 and 2017; and the combination patent for Caduet, which expires in 2018.

The settlement complies with all applicable laws, and does not contain any of the practices - such as "reverse payments" - that have been identified as of concern recently by the US Federal Trade Commission.

Pfizer has been defending Lipitor patent challenges by Ranbaxy throughout the world since 2003. The agreement pertains solely to Ranbaxy and its affiliates and does not cover legal challenges to the Lipitor patents involving other generic manufacturers. However, Ranbaxy was the first generic challenger to the listed Lipitor patents and, as such, holds the rights to 180 days of marketing exclusivity in the United States.

The patent infringement litigation between Pfizer and Ranbaxy relating to Lipitor will continue in five other European countries -- Finland, Spain, Portugal, Denmark and Romania. Court cases involving the enantiomer patents are pending in Spain and Portugal, while an infringement action on the commercial process patent is pending in Finland. Patent cases involving the enantiomer patent are pending in Denmark and Romania.

Pfizer invites investors and the general public to listen to a webcast of a conference call with Pfizer's legal team at 9:00 a.m. EDT on Wednesday, June 18, 2008. The purpose of the call is to provide an overview of the settlement.

Those who wish to participate can either call 1-866-331-6338 in the United States or 1-347-284-6938 outside the United States. The passcode is "Pfizer." Additionally, participants can listen to the webcast by visiting our web site at www.pfizer.com and clicking on the Investor tab on our homepage. Participants are advised to pre-register in advance of the webcast.

About Pfizer Inc
Founded in 1849, Pfizer is the world's largest research-based pharmaceutical company. Pfizer is taking new approaches to advancing better health as it discovers, develops, manufactures and delivers quality, safe and effective prescription medicines to treat and help prevent disease for both people and animals. Pfizer also partners with healthcare providers, governments and local communities around the world to expand access to medicines and to provide better quality health care and health system support. At Pfizer, approximately 85,000 colleagues in more than 90 countries work every day to help people stay happier and healthier longer and to reduce the human and economic burden of disease worldwide.

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